Exhibit 99.1
NEWS RELEASE
January 31, 2022

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS
•H&P's North America Solutions segment exited the first quarter of fiscal year 2022 with 154 active rigs, up over 20% during the quarter

•Quarterly North America Solutions operating gross margins(1) increased $15 million to $84 million sequentially, as revenues increased by $48 million to $341 million and expenses increased by $32 million to $257 million

•The Company reported a fiscal first quarter net loss of $(0.48) per diluted share; including select items(2) of $(0.03) per diluted share

•On October 27, 2021, the Company redeemed all of its outstanding 2025 Notes, which resulted in a make-whole premium and write-off of unamortized discount and debt issuance costs of approximately $60 million

•During the fiscal first quarter H&P repurchased 2.5(3) million shares for approximately $60(3) million with an additional 0.6(3) million shares repurchased so far in the fiscal second quarter for approximately $16(3) million

•In December 2021, the Company published its inaugural sustainability report

•On December 10, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.25 per share, payable on February 28, 2022 to stockholders of record at the close of business on February 11, 2022

Helmerich & Payne, Inc. (NYSE: HP) reported a net loss of $51 million, or $(0.48) per diluted share, from operating revenues of $410 million for the quarter ended December 31, 2021, compared to a net loss of $79 million, or $(0.74) per diluted share, on revenues of $344 million for the quarter ended September 30, 2021. The net losses per diluted share for first quarter of fiscal year 2022 and the fourth quarter of fiscal year 2021 include $(0.03) and $(0.12), respectively, of after-tax gains and losses comprised of select items(2). For the first quarter of fiscal year 2022, select items(2) were comprised of:

•$0.51 of after-tax gains pertaining to a non-cash fair market adjustment to our equity investments and a settlement of a previous contractual dispute with an international customer

•$(0.54) of after-tax losses pertaining to a debt make-whole premium and write-off of debt discount and issuance costs, a non-cash impairment for fair market adjustments to decommissioned rigs and equipment that are held for sale, losses on sale of assets, and restructuring charges

Net cash used by operating activities was $4 million for the first quarter of fiscal year 2022 compared to net cash provided by operating activities of $47 million in the prior quarter.

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
January 31, 2022

    President and CEO John Lindsay commented, "I am encouraged by the progress the industry has made on its path to recovery from the market collapse in 2020. Increasing demand for super-spec rigs has predictably led to a very tight market in 2022. As expected this demand increase resulted in a significant uptick in our rig count during the first fiscal quarter, which we anticipate will likely be followed by a more moderate, yet still healthy increase in the second fiscal quarter. H&P's ability to provide superior rigs, people, and digital technologies culminates in a compelling value proposition for customers in this environment. Our position as a leading drilling solutions provider is strengthening as evidenced by our market share growth.
"The rig demand experienced thus far, combined with costs associated with reactivating idle super-spec rigs and other general operating cost inflation, has led to an increase in leading-edge pricing. However, higher pricing is required, not only due to the near-term scarcity of readily available super-spec rigs and the long-term supply constraints of the industry, but also for the value creation of a well-placed, high-quality wellbore. Additional pricing momentum is warranted to recoup reactivation costs and inflationary adjustments we have experienced over the past decade and as a return for the value proposition H&P offers the customer. Notwithstanding the activity improvements and higher commodity prices that have benefited the industry, from an oilfield service provider perspective, substantially higher pricing is still required in order to generate the returns necessary to attract and retain investors and for this business to be vibrant and sustainable.
"The activity outlook for international markets is positive, however in the near term our rig count in the Middle East is expected to decline due to two unexpected rig releases. We are excited about our strategic alliance and the investment we have made with ADNOC Drilling and we look forward to further expanding that relationship as well as developing additional opportunities in the Middle East region. Our activity in South America is improving slowly and we remain encouraged by the prospects for additional growth in the coming quarters and beyond."
    Senior Vice President and CFO Mark Smith also commented, "The strength of our balance sheet underpins our ability to focus on the long-term and execute across different capital allocation opportunities. Our attractive debt refinance, at a low 2.90% coupon rate and extended 10-year maturity, and our $100 million investment in ADNOC Drilling's IPO, now with a market value in excess of $140 million, are recent examples. This strength also enables H&P to respond to specific customer needs as well as to generate additional returns and garner market share by converting some of our skidding rigs to walking rigs. Similar to our E&P customers we will maintain our strong capex budget discipline when it comes to allocating capital.
"These various return-enhancing allocations of capital are being accomplished simultaneously as we provide a return of cash to our shareholders, something we have done uninterrupted for more than 60 years with our dividend. More recently, we augmented our dividend returns with share repurchases that encompassed buying back approximately 3.1(3) million shares for roughly $76(3) million."
    John Lindsay concluded, “Despite the industry challenges faced during the past couple of years we remain focused on our long-term opportunities with a strong disciplined approach of allocating capital to return-accretive endeavors for the long-term benefit of our shareholders. This would not be possible without the hard work and dedication of H&P employees, both past and present, who continually set the standard in the industry. Over one hundred years of drilling experience combined with our uniform FlexRig® fleet and industry leading automation solutions puts us in a great position as we move forward. Our rigs, automation solutions, and digital portfolio have compelling value propositions for both North America and international markets. The momentum we built during fiscal 2021 carries into fiscal 2022 with a fresh sense of optimism. We look forward to strengthening our partnerships with new and existing customers, and developing drilling solutions that contribute to our mutual successes."

News Release
January 31, 2022

Operating Segment Results for the First Quarter of Fiscal Year 2022
North America Solutions:
This segment had an operating loss of $28.9 million compared to an operating loss of $60.7 million during the previous quarter. The decrease in the operating loss was primarily due to higher activity levels and the prior quarter being adversely impacted by an impairment for fair market adjustments for equipment held for sale. Absent the select item(2) negative impacts of the fair market impairments and restructuring charges for the quarters, this segment's operating loss improved by $16.9 million on a sequential basis.

Operating gross margins(1) increased by $15.3 million to $84.5 million as both revenues and expenses increased sequentially. Operating results were still negatively impacted by the costs associated with reactivating rigs; $20.5 million in the first fiscal quarter compared to $6.6 million in the previous quarter.

International Solutions:
This segment had operating income of $8.0 million compared to an operating loss of $5.7 million during the previous quarter. The increase in operating income was twofold - there was a settlement related to a previous contractual dispute with a customer resulting in $16.4 million in revenue during the first fiscal quarter and the previous quarter was adversely impacted by $2.6 million of expenses associated with the closing of the ADNOC Drilling transactions. Absent the select items(2) for the quarters, this segment's operating loss increased $3.0 million on a sequential basis primarily due to rig start-up costs and other transitory expenses.

Operating gross margins(1) during the first fiscal quarter were a positive $13.0 million, benefiting from the aforementioned $16.4 million settlement related to a previous contractual dispute with a customer. Excluding the settlement, operating gross margins(1) were a negative $3.4 million compared to a negative $0.4 million in the previous quarter. Current quarter results included a $1.0 million foreign currency loss primarily related to our South American operations compared to a $0.7 million foreign currency loss in the fourth quarter of fiscal year 2021.

Offshore Gulf of Mexico:
This segment had operating income of $5.5 million compared to operating income of $4.5 million during the previous quarter. Operating gross margins(1) for the quarter were $8.6 million compared to $7.7 million in the prior quarter.

Operational Outlook for the Second Quarter of Fiscal Year 2022
North America Solutions:
•We expect North America Solutions operating gross margins(1) to be between $100-$115 million, which includes approximately $11 million in estimated reactivation costs
•We expect to exit the quarter at between 165-175 contracted rigs
International Solutions:
•We expect International Solutions operating gross margins(1) to be between $(2)-$0 million, exclusive of any foreign exchange gains or losses
Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico operating gross margins(1) to be between $6-$8 million
Other Estimates for Fiscal Year 2021
•Gross capital expenditures are still expected to be approximately $250 to $270 million; approximately 50% expected for maintenance, including tubular purchases, roughly 35% expected for skidding to walking conversions and approximately 15% for corporate and information technology. Ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are now expected to total approximately $45 million in fiscal year 2022.

News Release
January 31, 2022

•Depreciation and amortization expenses are still expected to be approximately $405 million
•Research and development expenses for fiscal year 2022 are now expected to be roughly $27 million
•Selling, general and administrative expenses for fiscal year 2022 are still expected to be approximately $170 million
Select Items Included in Net Income per Diluted Share

First quarter of fiscal year 2022 net loss of $(0.48) per diluted share included $(0.03) in after-tax losses comprised of the following:
•$0.13 of after-tax gains related to a settlement of a previous contractual dispute with an international customer
•$0.38 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.01) of after-tax losses related to restructuring charges
•$(0.03) of after-tax losses related to the sale of assets
•$(0.03) of non-cash after-tax losses for impairments related to fair market value adjustments to decommissioned rigs and equipment that are held for sale
•$(0.47) of after-tax losses related to a debt make-whole premium and write-off of debt discount and issuance costs

Fourth quarter of fiscal year 2021 net loss of $(0.74) per diluted share included $(0.12) in after-tax losses comprised of the following:
•$0.03 of after-tax gains related to the sale of equipment
•$(0.01) of non-cash after-tax losses related to fair market value adjustments to equity investments
•$(0.01) of non-cash after-tax losses related to an inventory write-down
•$(0.01) of after-tax losses related to restructuring charges
•$(0.02) of after-tax losses related to closing costs associated with the ADNOC Drilling transactions
•$(0.10) of after-tax losses related to the non-cash impairment for fair market value adjustments to equipment that is held for sale

Conference Call
A conference call will be held on Tuesday, February 1, 2022, at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s first quarter fiscal year 2022 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.
Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P strives to operate with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. As of December 31, 2021, H&P's fleet included 236 land rigs in the U.S., 28 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
January 31, 2022
Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding our future financial position, operations outlook, business strategy, dividends, share repurchases, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, and the ongoing effect of the COVID-19 pandemic and actions we or others may take in response to the COVID-19 pandemic are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.helmerichpayne.com.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) Operating gross margin is defined as operating revenues less direct operating expenses.
(2) See the corresponding section of this release for details regarding the select items. The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside of the Company's core business operations.
(3) During our first fiscal quarter of 2022 we repurchased 2,547,750 shares for $60,358,000. During our second fiscal quarter through January 28, 2022 we repurchased an additional 598,677 shares for $16,391,000.

Contact:  Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
January 31, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
(in thousands, except per share amounts)	December 31,	September 30,	December 31,
	2021	2021	2020
OPERATING REVENUES
Drilling services	$407,534	$342,219	$244,781
Other	2,248	1,588	1,596
	409,782	343,807	246,377
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	299,652	268,127	198,689
Other operating expenses	1,182	1,021	1,362
Depreciation and amortization	100,437	101,955	106,861
Research and development	6,527	5,197	5,583
Selling, general and administrative	43,715	51,824	39,303
Asset impairment charge	4,363	14,436	—
Restructuring charges	742	2,070	138
Gain on reimbursement of drilling equipment	(5,254)	(2,115)	(2,191)
Other gain (loss) on sale of assets	1,029	(1,672)	(10,145)
	452,393	440,843	339,600
OPERATING LOSS FROM CONTINUING OPERATIONS	(42,611)	(97,036)	(93,223)
Other income (expense)
Interest and dividend income	2,589	2,029	1,879
Interest expense	(6,114)	(6,094)	(6,139)
Gain (loss) on investment securities	47,862	(1,126)	2,924
Loss on extinguishment of debt	(60,083)	—	—
Other	(542)	(2,630)	(1,480)
	(16,288)	(7,821)	(2,816)
Loss from continuing operations before income taxes	(58,899)	(104,857)	(96,039)
Income tax benefit	(7,568)	(25,323)	(18,115)
Loss from continuing operations	(51,331)	(79,534)	(77,924)
Income (loss) from discontinued operations before income taxes	(31)	373	7,493
Income tax provision	—	—	—
Income (loss) from discontinued operations	(31)	373	7,493
NET LOSS	$(51,362)	$(79,161)	$(70,431)

Basic earnings (loss) per common share:
Loss from continuing operations	$(0.48)	$(0.74)	$(0.73)
Income from discontinued operations	$—	$—	$0.07
Net loss	$(0.48)	$(0.74)	$(0.66)

Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.48)	$(0.74)	$(0.73)
Income from discontinued operations	$—	$—	$0.07
Net loss	$(0.48)	$(0.74)	$(0.66)

Weighted average shares outstanding (in thousands):
Basic	107,571	107,899	107,617
Diluted	107,571	107,899	107,617

News Release
January 31, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
(in thousands except share data and share amounts)	2021	2021
ASSETS
Current Assets:
Cash and cash equivalents	$234,196	$917,534
Short-term investments	207,068	198,700
Accounts receivable, net of allowance of $1,730 and $2,068, respectively	282,381	228,894
Inventories of materials and supplies, net	87,272	84,057
Prepaid expenses and other, net	80,956	85,928
Assets held-for-sale	62,821	71,453
Total current assets	954,694	1,586,566

Investments	193,624	135,444
Property, plant and equipment, net	3,066,326	3,127,287
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	72,042	73,838
Operating lease right-of-use assets	47,356	49,187
Other assets, net	12,559	16,153
Total other noncurrent assets	177,610	184,831

Total assets	$4,392,254	$5,034,128

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$109,032	$71,996
Dividends payable	26,819	27,332
Current portion of long-term debt, net	—	483,486
Accrued liabilities	263,125	283,492
Total current liabilities	398,976	866,306

Noncurrent Liabilities:
Long-term debt, net	542,236	541,997
Deferred income taxes	545,869	563,437
Other	126,551	147,757
Noncurrent liabilities - discontinued operations	2,031	2,013
Total noncurrent liabilities	1,216,687	1,255,204

Shareholders' Equity:
Common stock, $.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of both December 31, 2021 and September 30, 2021, and 105,731,795 and 107,898,859 shares outstanding as of December 31, 2021 and September 30, 2021, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	514,969	529,903
Retained earnings	2,495,206	2,573,375
Accumulated other comprehensive loss	(19,850)	(20,244)
Treasury stock, at cost, 6,491,070 shares and 4,324,006 shares as of December 31, 2021 and September 30, 2021, respectively	(224,956)	(181,638)
Total shareholders’ equity	2,776,591	2,912,618
Total liabilities and shareholders' equity	$4,392,254	$5,034,128

News Release
January 31, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,
(in thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(51,362)	$(70,431)
Adjustment for (income) loss from discontinued operations	31	(7,493)
Loss from continuing operations	(51,331)	(77,924)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,437	106,861
Asset impairment charge	4,363	—
Amortization of debt discount and debt issuance costs	239	460
Loss on extinguishment of debt	60,083	—
Provision for credit loss	(112)	(465)
Provision for obsolete inventory	(708)	216
Stock-based compensation	6,218	7,451
Gain on investment securities	(47,862)	(2,924)
Gain on reimbursement of drilling equipment	(5,254)	(2,191)
Other (gain) loss on sale of assets	1,029	(10,145)
Deferred income tax benefit	(17,750)	(15,016)
Other	(3,781)	1,458
Changes in assets and liabilities	(49,276)	(27,382)
Net cash used in operating activities from continuing operations	(3,705)	(19,601)
Net cash used in operating activities from discontinued operations	(13)	(3)
Net cash used in operating activities	(3,718)	(19,604)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(44,014)	(13,985)
Other capital expenditures related to assets held-for-sale	(3,877)	—
Purchase of short-term investments	(47,083)	(94,151)
Purchase of long-term investments	(9,015)	(1,000)
Proceeds from sale of short-term investments	37,777	37,097
Proceeds from asset sales	21,483	6,836
Net cash used in investing activities	(44,729)	(65,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(27,320)	(26,918)
Payments for employee taxes on net settlement of equity awards	(4,113)	(2,119)
Payment of contingent consideration from acquisition of business	(250)	(250)
Payments for early extinguishment of long-term debt	(487,148)	—
Make-whole premium payment	(56,421)	—
Share repurchases	(60,358)	—
Net cash used in financing activities	(635,610)	(29,287)
Net decrease in cash and cash equivalents and restricted cash	(684,057)	(114,094)
Cash and cash equivalents and restricted cash, beginning of period	936,716	536,747
Cash and cash equivalents and restricted cash, end of period	$252,659	$422,653

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands, except operating statistics)	2021	2021	2020
NORTH AMERICA SOLUTIONS
Operating revenues	$341,034	$293,303	$201,990
Direct operating expenses	256,568	224,185	157,309
Segment gross margin (2)	84,466	69,118	44,681

Depreciation and amortization	93,621	95,177	100,324
Research and development	6,568	5,411	5,466
Selling, general and administrative expense	10,829	13,866	11,680
Asset impairment charge	1,868	14,436	—
Restructuring charges	473	899	139
Segment operating loss	$(28,893)	$(60,671)	$(72,928)
Operating Statistics (1):
Average active rigs	141	124	81
Number of active rigs at the end of period	154	127	94
Number of available rigs at the end of period	236	236	262
Reimbursements of "out-of-pocket" expenses	$43,129	$34,536	$18,789

INTERNATIONAL SOLUTIONS
Operating revenues	$37,159	$17,308	$10,518
Direct operating expenses	24,131	17,741	17,523
Segment gross margin (2)	13,028	(433)	(7,005)

Depreciation	755	652	373
Selling, general and administrative expense	1,729	4,565	979
Asset impairment charge	2,495	—	—
Segment operating income (loss)	$8,049	$(5,650)	$(8,357)
Operating Statistics (1):
Average active rigs	7	6	4
Number of active rigs at the end of period	8	6	4
Number of available rigs at the end of period	28	30	32
Reimbursements of "out-of-pocket" expenses	$1,443	$1,369	$2,559

OFFSHORE GULF OF MEXICO
Operating revenues	$29,314	$31,488	$32,273
Direct operating expenses	20,711	23,797	26,256
Segment gross margin (2)	8,603	7,691	6,017

Depreciation	2,380	2,420	2,606
Selling, general and administrative expense	757	729	669
Segment operating income	$5,466	$4,542	$2,742
Operating Statistics (1):
Average active rigs	4	4	5
Number of active rigs at the end of period	4	4	4
Number of available rigs at the end of period	7	7	7
Reimbursements of "out-of-pocket" expenses	$6,075	$5,985	$7,868
(1) These operating metrics allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2) Segment gross margin and operating income/loss have limitations and should not be used as alternatives to revenues, expenses, or operating income/loss, which are performance measures determined in accordance with GAAP.

News Release
January 31, 2022

    Segment reconciliation amounts were as follows:

	Three Months Ended December 31, 2021
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$341,034	$37,159	$29,314	$2,275	$—	$409,782
Intersegment	—	—	—	13,648	(13,648)	—
Total operating revenue	$341,034	$37,159	$29,314	$15,923	$(13,648)	$409,782

Direct operating expenses	246,726	24,015	18,797	11,296	—	300,834
Intersegment	9,842	116	1,914	24	(11,896)	—
Total drilling services & other operating expenses	$256,568	$24,131	$20,711	$11,320	$(11,896)	$300,834

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on reimbursement of drilling equipment, other (gain) loss on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

    The following table reconciles segment operating income (loss) per the information above to loss from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2021	2021	2020
Operating income (loss)
North America Solutions	$(28,893)	$(60,671)	$(72,928)
International Solutions	8,049	(5,650)	(8,357)
Offshore Gulf of Mexico	5,466	4,542	2,742
Other	3,929	(8,073)	4,111
Eliminations	(1,282)	7,277	(2,126)
Segment operating loss	$(12,731)	$(62,575)	$(76,558)
Gain on reimbursement of drilling equipment	5,254	2,115	2,191
Other gain (loss) on sale of assets	(1,029)	1,672	10,145
Corporate selling, general and administrative costs, corporate depreciation, and corporate restructuring charges	(34,105)	(38,248)	(29,001)
Operating loss from continuing operations	$(42,611)	$(97,036)	$(93,223)
Other income (expense):
Interest and dividend income	2,589	2,029	1,879
Interest expense	(6,114)	(6,094)	(6,139)
Gain (loss) on investment securities	47,862	(1,126)	2,924
Loss on extinguishment of debt	(60,083)	—	—
Other	(542)	(2,630)	(1,480)
Total unallocated amounts	(16,288)	(7,821)	(2,816)
Loss from continuing operations before income taxes	$(58,899)	$(104,857)	$(96,039)

News Release
January 31, 2022

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	January 31,	December 31,	September 30,	Q1FY22
	2022	2021	2021	Average
U.S. Land Operations
Term Contract Rigs	92	85	73	81
Spot Contract Rigs	72	69	54	60
Total Contracted Rigs	164	154	127	141
Idle or Other Rigs	72	82	109	95
Total Marketable Fleet	236	236	236	236

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 12/31/21)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY22	FY22	FY22	FY23	FY23	FY23	FY23
U.S. Land Operations	91.5	75.5	49.2	31.4	10.1	7.5	5.4
International Land Operations	3.0	4.0	5.0	5.0	5.0	4.3	4.0
Offshore Operations	—	—	—	—	—	—	—
Total	94.5	79.5	54.2	36.4	15.1	11.8	9.4
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

SELECT ITEMS(**)

	Three Months Ended December 31, 2021
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(50,905)	$(0.48)
(-) Fair market adjustment to equity investments	$47,931	$7,223	$40,708	$0.38
(-) Settlement of a previous contractual dispute with an international customer	$16,381	$2,469	$13,912	$0.13
(-) Restructuring charges	$(742)	$(112)	$(630)	$(0.01)
(-) Loss related to the sale of equipment	$(3,391)	$(511)	$(2,880)	$(0.03)
(-) Impairment for fair market value adjustments to equipment held for sale	$(4,363)	$(658)	$(3,705)	$(0.03)
(-) Debt make whole premium and write-off of debt discount and issuance costs	$(60,083)	$(9,054)	$(51,029)	$(0.47)
Adjusted net loss			$(47,281)	$(0.45)

	Three Months Ended September 30, 2021
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(79,161)	$(0.74)
(-) Gains related to the sale of equipment	$4,348	$810	$3,538	$0.03
(-) Adjustment to future value earn out for acquisitions	$(200)	$(49)	$(151)	$—
(-) Fair market value adjustments to equity investments	$(1,130)	$(246)	$(884)	$(0.01)
(-) Inventory write-down	$(1,714)	$(403)	$(1,311)	$(0.01)
(-) Restructuring charges	$(2,074)	$(499)	$(1,575)	$(0.01)
(-) Closing costs of the ADNOC Drilling transactions	$(2,634)	$(617)	$(2,017)	$(0.02)
(-) Impairment for fair market value adjustments to equipment held for sale	$(14,436)	$(3,562)	$(10,874)	$(0.10)
Adjusted net loss			$(65,887)	$(0.62)
(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.